UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

 (Amendment No.    )*

Meritor, Inc.

(Name of Issuer)

Common Stock, par value $1.00 per share

(Title of Class of Securities)

59001K100

(CUSIP Number)

October 7, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]

Rule 13d-1(b)

[x]

Rule 13d-1(c)

[  ]

Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue Investments, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

523,704

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

523,704

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

523,704

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.54%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue Partners, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,795,977

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,795,977

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,795,977

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.84%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue International Master, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,272,273

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,272,273

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,272,273

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.30%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue International Master GenPar, Ltd.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,272,273

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,272,273

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,272,273

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.30%*

12.

TYPE OF REPORTING PERSON

CO

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue Special Situations Fund VI (Master), L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

5,452,175

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

5,452,175

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,452,175

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.58%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue Capital Partners VI, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

5,452,175

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

5,452,175

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,452,175

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.58%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

GL Partners VI, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

5,452,175

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

5,452,175

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,452,175

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.58%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Managed Accounts Master Fund Services – Map 10

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

65,202

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

65,202

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

65,202

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.07%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Lyxor/Avenue Opportunities Fund Limited

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Jersey

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

32,203

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

32,203

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

32,203

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.03%*

12.

TYPE OF REPORTING PERSON

CO

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue Income Credit Strategies Fund

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

87,083.30*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

87,083.30*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

87,083.30*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.09%**

12.

TYPE OF REPORTING PERSON

IV

*Issuable upon conversion of $1,045,000.00 in aggregate principal amount of 7.875 percent convertible senior unsecured notes due in 2026 issued by the Issuer in December 2012.

**See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue Credit Strategies Fund

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,773,082.62*

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,773,082.62*

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,773,082.62*

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.78%**

12.

TYPE OF REPORTING PERSON

IV

*Issuable upon conversion of $21,277,000.00 in aggregate principal amount of 7.875 percent convertible senior unsecured notes due in 2026 issued by the Issuer in December 2012.

**See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue Capital Management II, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

9,205,723

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

9,205,723

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,205,723

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.24%*

12.

TYPE OF REPORTING PERSON

IA

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Avenue Capital Management II GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

9,205,723

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

9,205,723

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,205,723

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.24%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G.

CUSIP NO. 59001K100

13G

1.

NAME OF REPORTING PERSONS

Marc Lasry

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

9,205,723

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

9,205,723

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,205,723

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.24%*

12.

TYPE OF REPORTING PERSON

IN/HC

*See Disclosure in Item 4 of this Schedule 13G.

SCHEDULE 13G

This Schedule 13G (this “Schedule 13G”) is being filed on behalf of Avenue Investments, L.P., Avenue Partners, LLC, Avenue International Master, L.P., Avenue International Master GenPar, Ltd., Avenue Special Situations Fund VI (Master), L.P., Avenue Capital Partners VI, LLC, GL Partners VI, LLC, Managed Accounts Master Fund Services – MAP 10, Lyxor/Avenue Opportunities Fund Limited, Avenue Income Credit Strategies Fund , Avenue Credit Strategies Fund, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC and Marc Lasry (collectively, the “Reporting Persons”) relating to shares of Common Stock, par value $1.00 per share (the “Common Stock”), of Meritor, Inc., an Indiana corporation (the “Issuer”).

Item 1

(a)	Name of Issuer.

Meritor, Inc.

(b)	Address of Issuer’s Principal Executive Offices.

2135 West Maple Road Troy, MI 48084

Item 2

(a)	Name of Persons Filing: See Cover Pages Item 1
(b)	Address of Principal Business Office, or, if none, residence.
c/o Avenue Capital Management II, L.P. 399 Park Avenue, 6th Floor New York, NY 10022

(c)	Citizenship: See Cover Pages Item 4

(d)	Title of Class of Securities: Common Stock, par value $1.00 per share

(e)	CUSIP Number: 59001K100

Item 3

Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

This Schedule 13G is being filed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Avenue Capital Management II, L.P., an investment adviser (in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act), with respect to Common Stock of the Issuer held by Avenue Investments, L.P., Avenue International Master, L.P., Avenue Special Situations Fund VI (Master), L.P., Managed Accounts Master Fund Services – MAP 10, Lyxor/Avenue Opportunities Fund Limited, Avenue Income Credit Strategies Fund and Avenue Credit Strategies Fund.  Avenue Capital Management II GenPar, LLC is the General Partner of Avenue Capital Management II, L.P., and Marc Lasry is the Managing Member of Avenue Capital Management II GenPar, LLC.

This Schedule 13G is being filed pursuant to Rule 13d-1(c) under the Exchange Act with respect to certain Common Stock of the Issuer held by Avenue Special Situations Fund VI (Master), L.P.

Item 4

Ownership.

See Cover Pages Items 5-11.

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons are based upon 97,757,436 shares of Common Stock outstanding as of December 29, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2013 filed on January 1, 2014.

Collectively, the securities reported in this Schedule 13G are held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund VI (Master), L.P., a Delaware limited partnership, Avenue International Master, L.P., a Cayman Islands exempted limited partnership, Managed Accounts Master Fund Services – MAP 10, Lyxor/Avenue Fund Opportunities Limited, a company incorporated in Jersey, Avenue Income Credit Strategies Fund, a non-diversified, closed-end management investment company organized as a statutory trust under the laws of the State of Delaware and registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Avenue Credit Strategies Fund, a non-diversified investment series of Avenue Mutual Funds Trust, an open-end, management investment company organized as a statutory trust under the laws of the State of Delaware and registered as an investment company under the Investment Company Act (collectively, the “Avenue Funds”).  Avenue Partners, LLC is the General Partner of Avenue Investments, L.P. and a shareholder of Avenue International Master GenPar, Ltd.  Avenue Capital Partners VI, LLC, a Delaware limited liability company, is the General Partner of Avenue Special Situations Fund VI (Master), L.P.  GL Partners VI, LLC, a Delaware limited liability company, is the Managing Member of Avenue Capital Partners VI, LLC.  Avenue International Master GenPar, Ltd., Cayman Islands exempted company, is the General Partner of Avenue International Master, L.P. Avenue Capital Management II, L.P., a Delaware limited partnership, is an investment adviser to each of the Avenue Funds.  Avenue Capital Management II GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue Capital Management II, L.P.  Marc Lasry is the Managing Member of GL Partners VI, LLC, Avenue Partners, LLC and Avenue Capital Management II GenPar, LLC.  Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that they have formed a group.

The Common Stock reported herein as being held by Avenue Income Credit Strategies Fund includes 87,083.30 shares of Common Stock issuable upon conversion of $1,045,000.00 in aggregate principal amount of 7.875 percent convertible senior unsecured notes due in 2026 issued by the Issuer in December 2012 (the “2013 Convertible Notes”).

The Common Stock reported herein as being held by Avenue Credit Strategies Fund includes

1,733,082.62 shares of Common Stock issuable upon conversion of $21,277,000.00 in aggregate principal amount of 2013 Convertible Notes.

Item 5	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:

February 12, 2014

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC, its General Partner

By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE PARTNERS, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INTERNATIONAL MASTER, L.P. By: Avenue International Master GenPar, Ltd. its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL MASTER GENPAR, LTD. By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE SPECIAL SITUATIONS FUND VI (MASTER), L.P.

By: Avenue Capital Partners VI, LLC,

its General Partner

By: GL Partners VI, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS VI, LLC By: GL Partners VI, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS VI, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MANAGED ACCOUNTS MASTER FUND SERVICES – MAP 10

By: Avenue Capital Management II, L.P.,

its Investment Manager

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name:

Eric Ross

Title:

Attorney-in-Fact for Marc Lasry, Managing Member

LYXOR/AVENUE OPPORTUNITIES FUND LIMITED

By: Avenue Capital Management II, L.P.,

its Investment Manager

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name:

Eric Ross

Title:

Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INCOME CREDIT STRATEGIES FUND By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Authorized Person
AVENUE MUTUAL FUNDS TRUST By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Authorized Person

AVENUE CAPITAL MANAGEMENT II, L.P. By: Avenue Capital Management II GenPar, LLC, its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry

Exhibits

Exhibit 24

Power of Attorney for Marc Lasry, dated February 11, 2010 (incorporated by reference to Exhibit 24 to the filing on Schedule 13G relating to beneficial ownership of shares of common stock, par value $0.01 per share, of Spectrum Brand Holdings, Inc., filed with the Securities and Exchange Commission on June 25, 2010).

Exhibit 99.1

Agreement of Reporting Persons

EXHIBIT 99.1

Agreement of Reporting Persons

Avenue Investments, L.P., Avenue Partners, LLC, Avenue International Master, L.P., Avenue International Master GenPar, Ltd., Avenue Special Situations Fund VI (Master), L.P., Avenue Capital Partners VI, LLC, GL Partners VI, LLC, Managed Accounts Master Fund Services – MAP 10, Lyxor/Avenue Opportunities Fund Limited, Avenue Income Credit Strategies Fund, Avenue Credit Strategies Fund, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC and Marc Lasry, an individual, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  February 12, 2014

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC, its General Partner

By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE PARTNERS, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INTERNATIONAL MASTER, L.P. By: Avenue International Master GenPar, Ltd. its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL MASTER GENPAR, LTD. By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE SPECIAL SITUATIONS FUND VI (MASTER), L.P.

By: Avenue Capital Partners VI, LLC,

its General Partner

By: GL Partners VI, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS VI, LLC By: GL Partners VI, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS VI, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MANAGED ACCOUNTS MASTER FUND SERVICES – MAP 10

By: Avenue Capital Management II, L.P.,

its Investment Manager

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name:

Eric Ross

Title:

Attorney-in-Fact for Marc Lasry, Managing Member

LYXOR/AVENUE OPPORTUNITIES FUND LIMITED

By: Avenue Capital Management II, L.P.,

its Investment Manager

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name:

Eric Ross

Title:

Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INCOME CREDIT STRATEGIES FUND By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Authorized Person

AVENUE MUTUAL FUNDS TRUST

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Authorized Person

AVENUE CAPITAL MANAGEMENT II, L.P.

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry